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                                                                    EXHIBIT 11.1
                       STATEMENT RE:  EARNINGS PER SHARE
                   (In thousands, except per share amounts)


                                                      1995      1995      1996
                                                    --------  --------  --------
Pro forma weighted average shares outstanding          1,662     1,662     5,000

Net effect of non-qualified stock options based on
  the treasury stock method using the average
  market price                                           -         -          58
                                                    --------  --------  --------

Pro forma weighted average shares and share
  equivalents outstanding                              1,662     1,662     5,058
                                                    ========  ========  ========

Pro forma net income                                $  1,444  $  1,583  $  6,803
                                                    ========  ========  ========

Pro forma earnings per share                        $   0.87  $   0.95  $   1.35
                                                    ========  ========  ========
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